EXHIBIT 5.1

                       [SCHLUETER & ASSOCIATES LETTERHEAD]

                                January 31, 2001

Board of Directors
In Store Media Systems, Inc.
15423 East Batavia Drive
Aurora, Colorado 80011

Gentlemen:

     We have served as your counsel in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement on Form S-8, of In Store Media Systems, Inc. (the "Company"). The Registration Statement covers an offering of 8,866,875 shares of the Company's $0.001 par value common stock (the "Common Stock") issuable under the In Store Media Systems, Inc., 2000 Omnibus Equity Incentive Plan (the "Plan") and pursuant to individual option grants as directed by the Board of Directors.

     In connection with this opinion, we have made such investigations and examined such records, including the Company's Articles of Incorporation and Bylaws, as amended, and corporate minutes, as we deemed necessary to the performance of our services and to give this opinion. We have also examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments as we have deemed necessary for the preparation of this opinion. In expressing this opinion we have relied, as to any questions of fact upon which our opinion is predicated, upon representations and certificates of the officers of the Company.

     In giving this opinion we have assumed:

          (a) the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals;

          (b) the conformity to originals and the authenticity of all documents supplied to us as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents; and

          (c) the proper, genuine and due execution and delivery of all documents by all parties to them and that there has been no breach of the terms thereof.

     Based on and subject to the foregoing we are of the opinion that the Common Stock, when issued pursuant to the exercise of options under the Plan and the payment of the purchase price therefor, in accordance with the Plan, and that the Common Stock to be issued pursuant to the exercise of certain individual grants of options and the payment of the purchase price therefor, in accordance with the terms of such options, will be duly and validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.




                                   Sincerely,

                                    /s/  SCHLUETER & ASSOCIATES, P.C.
                                    ---------------------------------
                                         SCHLUETER & ASSOCIATES, P.C.